Prospectus Supplement no. 2
(to Prospectus dated March 8, 2007, as supplemented by Prospectus Supplement no. 1 dated March 29, 2007)
Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
Relating to Registration No. 333-141157
1 1/4% Convertible Subordinated Notes due 2010
1 1/2% Convertible Subordinated Notes due 2012
Shares of Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement no. 2 dated April 20, 2007 supplements and amends the prospectus dated March 8, 2007, as supplemented by prospectus no. 1 dated March 29, 2007, which we collectively refer to as the prospectus, relating to the resale by certain selling security holders of our 1 1/4% Convertible Subordinated Notes due 2010, or the 2010 notes, and our 1 1/2% Convertible Subordinated Notes due 2012, or the 2012 notes, which we issued in a private placement in March 2007, and shares of our common stock issuable upon conversion of the 2010 notes and 2012 notes. We refer to the 2010 notes and 2012 notes together as the notes.
     You should read this prospectus supplement no. 2 in conjunction with the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prospectus.
     Investing in the notes and the common stock issuable upon conversion of the notes involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement no. 2 or the prospectus. Any representation to the contrary is a criminal offense.
     This prospectus supplement no. 2, together with the prospectus, constitutes the offer of up to $100,000,000 principal amount of our 2010 notes, $100,000,000 principal amount of our 2012 notes, and the shares of our common stock issuable upon conversion of those notes.

The date of this prospectus supplement is April 20, 2007

     The section of the prospectus entitled “Selling Security Holders,” as previously amended and restated pursuant to prospectus supplement
no. 1, is further amended and restated in its entirety to read as follows:
Selling Security Holders
     On March 2, 2007, we issued and sold a total of $200,000,000 aggregate principal amount of the notes in a private placement to Credit Suisse Securities (USA) LLC, which we refer to as the initial purchaser. The initial purchaser has advised us that it resold the notes, in transactions exempt from the registration requirements of the Securities Act of 1933, to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling security holders will sell all or any of the notes or common stock.
     The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between the initial purchaser and us. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement of which this prospectus is a part is intended to satisfy our obligations under that agreement.
     The following table sets forth information with respect to the selling security holders and the principal amount of notes and common stock beneficially owned by each selling security holder that may be offered from time to time by each selling security holder pursuant to this prospectus. The information in the tables is based on information provided by or on behalf of the selling security holders on or prior to April 19, 2007, and may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us information regarding their holdings in transactions exempt from the registration requirements of the Securities Act of 1933. The selling security holders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes.
     We have assumed for purposes of the table below that the selling security holders will sell of their notes and all of our common stock issuable upon conversion of their notes pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned.
     The percentage of notes outstanding beneficially owned by each selling security holder is based on $100,000,000 aggregate principal amount of 2010 notes outstanding and $100,000,000 aggregate principal amount of 2012 notes outstanding. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder at the initial conversion rate of 105.0696 shares of common stock per $1,000 principal amount of notes.
     To our knowledge, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

	2010 Notes		2012 Notes		Common Stock
							Common
	Principal		Principal		Common	Percentage	Stock
	Amount		Amount		Stock	of	Owned
Name of	Beneficially		Beneficially		Owned	Common	after
Selling	Owned and	Percentage	Owned and	Percentage	Prior to	Stock Prior	Completion
Security	Offered	of 2010	Offered	of 2012	the	to the	of the
Holder	Hereby	Notes	Hereby	Notes	Offering	Offering	Offering
(1)	(2)	Outstanding	(3)	Outstanding	(4)	(5)	(6)
Acuity Master Fund Ltd. (7)	$920,000	*	—	—	96,664	*	—

Alexandra Global Master Fund Ltd. (8)	$1,000,000	1.0%	—	—	105,069	*	—

Arkansas PERS (9)	$255,000	*	$300,000	*	58,312	*	—

Basso Fund Ltd. (10)	$30,000	*	$60,000	*	9,456	*	—

Basso Holdings Ltd. (10)	$365,000	*	$730,000	*	115,051	*	—

Basso Multi-Strategy Holding Fund Ltd. (10)	$105,000	*	$210,000	*	33,096	*	—

Boilermakers Blacksmith Pension Trust (9)	$275,000	*	$325,000	*	63,041	*	—

CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust (11)	$55,000	*	$55,000	*	11,557	*	—

CALAMOS Growth & Income Fund — CALAMOS Investment Trust (11)	$10,000,000	10.0%	$10,000,000	10.0%	2,101,392	1.3%	—

CC Arbitrage, Ltd. (12)	$250,000	*	$250,000	*	52,534	*	—

CNH CA Master Account, L.P. (13)	$4,000,000	4.0%	$7,500,000	7.5%	1,208,300	*	—

Citigroup Global Markets Inc.	$195,000	*	$10,195,000	7.8%	808,510	*	—

Credit Suisse Securities LLC (14)+	$4,900,000	4.9%	$16,400,000	16.4%	2,237,982	1.4%	—

FPL Group Employees Pension Plan (9)	$140,000	*	$160,000	*	31,520	*	—

Forest Global Convertible Master Fund Ltd. (15)	$2,434,000	2.4%	$3,246,000	3.2%	596,795	*	—

	2010 Notes		2012 Notes		Common Stock
							Common
	Principal		Principal		Common	Percentage	Stock
	Amount		Amount		Stock	of	Owned
Name of	Beneficially		Beneficially		Owned	Common	after
Selling	Owned and	Percentage	Owned and	Percentage	Prior to	Stock Prior	Completion
Security	Offered	of 2010	Offered	of 2012	the	to the	of the
Holder	Hereby	Notes	Hereby	Notes	Offering	Offering	Offering
(1)	(2)	Outstanding	(3)	Outstanding	(4)	(5)	(6)
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio (15)	$42,000	*	$56,000	*	10,296	*	—

GPC LX, LLC (16)+	$900,000	*	—	—	94,562	*	—

Grace Convertible Arbitrage Fund, Ltd. (17)	—	—	$4,500,000	4.5%	472,813	*	—

HFR CA Global Opportunity Master Trust (15)	$756,000	*	$1,007,000	1.0%	185,237	*	—

HFR RVA Select Performance Master Trust (15)	$66,000	*	$88,000	*	16,180	*	—

Institutional Benchmarks Master Fund Ltd. (15)	$459,000	*	$612,000	*	112,529	*	—

Lehman Brothers Inc.#	$1,000,000	1.0%	—	—	105,069	*	—

Linden Capital LP (18)	—	—	$1,500,000	1.5%	157,604	*	—

LDG Limited (26)	$74,000	*	—	*	7,775

LLT Limited (15)	$481,000	*	$641,000	*	117,888	*	—

Lyxor/Acuity Fund Ltd. (19)+	$1,333,000	1.3%	—	—	140,057	*	—

Lyxor/Forest Fund Limited (15)	$3,262,000	3.3%	$4,350,000	4.4%	799,789	*	—

Nuveen Preferred & Convertible Income Fund JPC (9)	$735,000	*	$875,000	*	169,162	*	—

Nuveen Preferred & Convertible Fund JQC (9)	$1,040,000	1.0%	$1,275,000	1.3%	243,235	*	—

Piper Jaffray & Co.#	$1,000,000	1.0%	$1,000,000	1.0%	210,139	*	—

	2010 Notes		2012 Notes		Common Stock
							Common
	Principal		Principal		Common	Percentage	Stock
	Amount		Amount		Stock	of	Owned
Name of	Beneficially		Beneficially		Owned	Common	after
Selling	Owned and	Percentage	Owned and	Percentage	Prior to	Stock Prior	Completion
Security	Offered	of 2010	Offered	of 2012	the	to the	of the
Holder	Hereby	Notes	Hereby	Notes	Offering	Offering	Offering
(1)	(2)	Outstanding	(3)	Outstanding	(4)	(5)	(6)
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio (20)	—	—	$5,500,000	5.5%	1,365,904	*	788,022

Ramius Master Fund, Ltd. (21)	$630,000	*	—	—	66,193	*	—

RCG Halifax Fund, Ltd. (22)	$300,000	*	—	—	31,520	*	—

RCG Latitude Master Fund, Ltd. (22)	$1,920,000	1.9%	—	—	201,733	*	—

RCG PB Ltd. (22)	$930,000	*	—	—	97,714	*	—

RHP Master Fund, Ltd. (23)	$5,000,000	5.0%	—	—	525,348	*	—

Satellite Convertible Arbitrage Masterfund LLC (24)	—	—	$5,000,000	5.0%	525,348	*	—

SuttonBrook Capital Portfolio LP (25)	$2,000,000	2.0%	$7,000,000	5.0%	735,487	*	—

TQA Master Fund, Ltd. (26)	$475,000	*	—	—	49,908	*	—

TQA Mast Plus Fund, Ltd. (26)	$271,000	*	—	—	28,473	*	—

Tenor Opportunity Master Fund, Ltd. (27)	$2,250,000	2.3%	—	—	236,406	*	—

Vicis Capital Master Fund (28)	$3,500,000	3.5%	$3,500,000	3.5%	735,487	*	—

Wolverine Convertible Arbitrage Funds Trading Limited (29)	$8,350,000	8.4%	—	—	877,331	*	—

Xavex Convertible Arbitrage 5 (22)	$150,000	*	—	—	15,760	*	—

Zurich Institutional Benchmarks Master fund, Ltd. c/o TQA Investors, LLC (26)	$180,000	*	—	—	18,912	*	—

*	Less than one percent.

#	The selling security holder is a registered broker-dealer.

+	The selling security holder is an affiliate of a registered broker-dealer.

(1)	Information about other selling security holders, except for any future transferees, pledgees, donees and successors of the security holders named in the table above, will be set forth, if required, in additional supplements to the prospectus or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(2)	The aggregate dollar amount of the 2010 notes listed in the table above together with information about other selling security holders set forth in additional supplements to the prospectus or in reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 may exceed $100,000,000 because certain persons listed herein and/or therein as selling security holders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in another prospectus supplement or in a report filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 with respect to the same securities.

(3)	The aggregate dollar amount of the 2012 notes listed in the table above together with information about other selling security holders set forth in additional supplements to the prospectus or in reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 may exceed $100,000,000 because certain persons listed herein and/or therein as selling security holders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in another prospectus supplement or in a report filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 with respect to the same securities.

(4)	Assumes conversion of all of the holder’s notes at a conversion rate of 105.0696 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes —Conversion of Notes —Conversion Rate Adjustments” beginning on page 40 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of notes may increase or decrease in the future. Excludes fractional shares and additional shares of common stock that may be issued by us upon the repurchase of the notes upon the occurrence of a fundamental change as described under “Description of the Notes—Conversion of Notes—Increase of Conversion Rate Upon Certain Fundamental Changes” beginning on page 38 of the prospectus. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes —Conversion of Notes —Conversion Procedures” beginning on page 43 of the prospectus.

(5)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The percentage of shares of common stock beneficially owned by each holder named above stock is calculated based on 159,652,195 shares of common stock outstanding as of April 18, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(6)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling security holders after the completion of the offering, we have assumed for purposes of the table above that the selling security holders named above will sell all of their notes and all of the common stock issuable upon conversion of their notes offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling security holders will continue to be beneficially owned.

(7)	The selling security holder has indicated that David Harris and Howard Needle are the natural persons that exercise voting and investment power over the securities.

(8)	The selling security holder has indicated that Alexandra Investment Management, LLC, or Alexandra, a Delaware limited liability company, serves as investment adviser to the selling security holder. By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by the selling security holder. Alexandra disclaims beneficial ownership of such securities. Mikhail A. Filimonov is a managing member of Alexandra. By reason of such relationship, Mr. Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling security holder. Mr. Filimonov disclaims beneficial ownership of such shares of common stock.

(9)	The selling security holder has indicated that Anne Houlihan, in her capacity as compliance officer of Froley, Revy Investment Company Inc., is the natural person that exercises voting and dispositive power over the securities.

(10)	The selling security holder has indicated that Basso Capital Management, L.P., or Basso, is the investment manager to the selling security holder. Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the selling security holder.

(11)	The selling security holder has indicated that Calamos Advisors LLC is the investment advisor for the selling security holder. Nick Calamos is the Chief Investment Officer of the selling security holder and has sole investment and voting power over the selling security holder.

(12)	The selling security holder has indicated that as investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the securities owned by the selling security holder. Castle Creek Arbitrage LLC disclaims beneficial ownership of such securities. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities owned by CC Arbitrage Ltd.

(13)	The selling security holder has indicated that CNH Partners, LLC is its investment advisor and has sole voting and dispositive power over the notes and common stock issuable upon the conversion of the notes held by such selling security holder. Investment principals for the advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.

(14)	The selling security holder has indicated that Jeff Andreski is the natural person with voting power or investment control over the notes and shares issuable upon conversion of the notes held by the selling security holder.

(15)	The selling security holder has indicated that Forest Investment Management, LLC exercises voting and investment control with respect to the notes and the common stock underlying the notes. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.

(16)	The selling security holder has indicated that the investment manager of the selling security holder is Wolverine Asset Management, LLC, or WAM. Christopher Gust is the portfolio manager that oversees the investment of the assets of the selling security holder on behalf of WAM.

(17)	The selling security holder has indicated that the controlling entity of the selling security holder is Grace Brothers Management, L.L.C. The natural person that exercises sole voting power of the securities is Michael D. Brailov.

(18)	The selling security holder has indicated that Linden GP LLC is the general partner of the selling security holder. Siu Min Wong is the managing member of Linden GP LLC.

(19)	The selling security holder has indicated that Lyxor AM is the sub-manager for the selling security holder. Lyxor AM and is a wholly owned subsidiary of Société Générale, which is an affiliate of Fimat USA LLC, a registered broker-dealer .

(20)	The selling security holder has indicated that, pursuant to an investment management agreement, RG Capital Management, L.P., or RG Capital, serves as the investment manager of the selling security holder. RGC Management Company, LLC, or Management, is the general partner of RG Capital, and that Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by the selling security holder.

(21)	The selling security holder has indicated that Ramius Advisors, L.L.C., or Ramius Advisors, is the investment adviser of the selling security holder and consequently has voting control and investment discretion over the securities held by the selling security holder. Ramius Capital Group, L.L.C., or Ramius Capital, is the sole member of Ramius Advisors and consequently Ramius Capital may be deemed to have voting control and investment discretion over securities held by the selling security holder. Ramius Capital disclaims beneficial ownership of the securities held by the selling security holder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any securities set forth in the table and will receive no compensation in connection with sales of securities set forth in the table.

(22)	The selling security holder has indicated that Ramius Capital Group, L.L.C., or Ramius Capital, is the investment adviser of the selling security holder and consequently has voting control and investment discretion over the securities held by the selling security holder. Ramius Capital disclaims beneficial ownership of the securities held by the selling security holder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any securities set forth in the table and will receive no compensation in connection with sales of securities set forth in the table.

(23)	The selling security holder has indicated that is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by the selling security holder. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the selling security holder.

(24)	The selling security holder has indicated that the discretionary investment manager of the selling security holder is Satellite Asset Management, L.P., or SAM. The controlling entity of SAM is Satellite Fund Management, LLC, or SFM. The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(25)	The selling security holder has indicated that SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. John London and Steven M. Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.

(26)	The selling security holder has indicated that Steven Potamis, Andrew Anderson, Darren J. Langis and Paul V. Bucci are the natural persons that exercise voting and dispositive power over the securities.

(27)	The selling security holder has indicated that Robin Shah, a director of the selling security holder, has sole investment and voting control over the selling security holder.

(28)	The selling security holder has indicated that Vicis Capital LLC is the investment manager of the selling security holder. Shad Stastney, John Stucco and Sky Lucas control Vicis Capital LLC equally, but disclaim individually ownership of the securities.

(29)	The selling security holder has indicated that Robert Bellick has sole investment and voting control over the securities.